Exhibit 99.2

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is as follows:

Nine Months Ended		Fiscal Year
Dec. 28, 2007	Dec. 29, 2006	2007	2006	2005	2004	2003
3.53	2.28	2.81	4.08	3.43	3.43	3.55

In calculating the ratio of earnings to fixed charges, earnings represent the sum of (i) income from continuing operations before income taxes and minority interest (ii) (income)/loss for equity method investees, (iii) fixed charges, (iv) amortization of capitalized interest, (v) distributed income of equity method investees and (vi) our share of pre-tax losses in equity method investees, minus interest capitalized.  Fixed charges represent the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) estimated interest within rental expense and (iv) preference security dividend requirements of consolidated subsidiaries.